                                                                   EXHIBIT 4.2

                         REGISTRATION RIGHTS AGREEMENT

        This Agreement is entered February 26, 1999, between Hospitality Design & Supply, Inc., a Delaware corporation ("HDS") and the stockholders of HDS named on the signature pages hereof ("Stockholders").

        WHEREAS, the Stockholders have acquired prior to the date hereof ___ shares of Common Stock, .001 par value, of HDS ("HDS Stock").

        WHEREAS, HDS is entering into acquisition agreements with six companies ("Founding Companies") for HDS' acquisition of such companies in conjunction with HDS' initial public offering, and these agreements contemplate that the Stockholders will have registration rights in respect of their HDS Stock similar to those granted to the Founding Company shareholders in such acquisition agreements.

        NOW, THEREFORE, the parties hereto hereby agree as follows:

        1.  Piggyback Registration Rights.  At any time following one year
            -----------------------------
after the closing date of HDS' initial public offering of HDS Stock ("Closing Date"), whenever HDS proposes to register any HDS Stock for its own or others' account under the 1933 Act for a public offering, other than (i) registrations of shares to be used as consideration for acquisitions of additional businesses by HDS and (ii) registrations relating to employee benefit plans, HDS shall give each of the Stockholders prompt written notice of its intent to do so. Upon the written request of any of the Stockholders given within thirty (30) days after receipt of such notice, HDS shall cause to be included in such registration all of the HDS Stock issued to the Stockholder prior to the Closing Date which any such Stockholder requests. In addition, if HDS is advised in writing in good faith by any managing underwriter of an underwritten offering of the securities being offered pursuant to any registration statement under this Section 1 that the number of shares to be sold by persons other than HDS is greater than the number of such shares which can be offered without adversely affecting the offering, HDS may reduce the number of shares offered for the accounts of such persons to a number deemed satisfactory by such managing underwriter; provided that such reduction shall be made first by reducing the number of shares to be sold by persons other than HDS, the Stockholders, the stockholders of the Founding Companies (the "Founding Stockholders"), and any person or persons who have required such registration pursuant to "demand" registration rights granted by HDS; thereafter, if a further reduction is required, it shall be made first by reducing the number of shares to be sold by the Stockholders and the Founding Stockholders, with such further reduction being made so that to the extent any shares can be sold by Stockholders and the Founding Stockholders, each such stockholder will be permitted to sell a number of shares proportionate to the number of shares of HDS Stock owned by such stockholder immediately after the Closing Date, provided that if any stockholder does not wish to sell all shares such stockholder is permitted to sell, the opportunity to sell additional shares shall be reallocated in the same manner to those Stockholders and the Founding Stockholders who wish to sell more shares until no more shares can be sold by such stockholders.

        2.  Demand Registration Rights.  At any time after the date one year
            --------------------------
after the Closing Date, Stockholders holding shares of HDS Stock issued to the Stockholder prior to the Closing Date which shares have (i) not been previously registered or sold, (ii) which are not entitled to be sold under Rule 144(k) (or any similar or successor provision) and (iii) which have an aggregate market value in excess of $5 million (based on the average closing price on the five days prior to the date of such request) may request in writing that HDS file a registration statement under the 1933 act covering such shares of HDS Stock then held by such Stockholders (a "Demand Registration"); provided that the aggregate value of HDS Stock proposed to be sold under such registration statement is not less than $5 million (based on the average closing price on the five days prior to the date of such request). Within ten (10) days of the receipt of such request, HDS shall give written notice of such request to all other Stockholders and shall, as soon as practicable, file and use its best efforts to cause to become effective a registration statement covering all such shares. HDS will use its best efforts to keep such Demand Registration current and effective for one hundred twenty (120) days (or such shorter period during which holders shall have sold all HDS Stock which they requested to be registered). HDS shall be obligated to effect only two (2) Demand Registrations for all Stockholders, and the second request may not be made until at least one (1) year after the effective date of the registration statement for the first Demand Registration.

        Notwithstanding the foregoing paragraph, following such a demand a majority of the Company's disinterested directors (i.e., directors who have not
                                                   ----
demanded or elected to sell shares in any such public offering) may postpone the filing of the registration statement for a period of up to thirty (30) days.

        If at the time of any request by the Founding Stockholders for a Demand Registration HDS has fixed plans to file within sixty (60) days after such request a registration statement covering the sale of any of its securities, no registration of the Stockholders' HDS Stock shall be filed under this Section 2 until ninety (90) days after the effective date of such registration unless HDS is no longer proceeding diligently to effect such registration; provided that HDS shall provide the Stockholders the right to participate in such public offering pursuant to, and subject to, Section 1 hereof.

        3.  Registration Procedures.  All expenses incurred in connection with
            -----------------------
the registrations under this Agreement (including all registration, filing, qualification, legal, printer and accounting fees, but excluding underwriting commissions and discounts) shall be borne by HDS. In connection with registrations under Sections 1 and 2, HDS shall (i) prepare and file with the SEC as soon as reasonably practicable, a registration statement with respect to the HDS Stock and use its best efforts to cause such registration to promptly become and remain effective for a period of at least one hundred twenty (120) days (or such shorter period during which holders shall have sold all HDS Stock which they requested to be registered); (ii) use its best efforts to register and qualify the HDS Stock covered by such registration statement under applicable state securities laws as the holders shall reasonably request for the distribution for the HDS Stock; and (iii) take such other actions as are reasonable and necessary to comply with the requirements of the 1933 Act and the regulations thereunder.

        4.  Underwriting agreement.  In connection with each registration
            ----------------------
pursuant to sections 1 and 2 covering an underwritten registered public offering, HDS and each participating holder agree to enter into a written agreement with the managing underwriters in such form and containing such provisions as are customary in the securities business for such an arrangement between such managing underwriters and companies of HDS's size and investment stature, including indemnification. In a registration under section 1, the managing underwriters shall be selected by HDS (or, if required by a "demand" registration right of a stockholder requiring such registration, by such requiring stockholder), and in a registration under Section 2, may be selected by the holders of a majority of the shares that have demanded to be included in such registration pursuant to Section 2, provided the managing underwriters so selected by such majority are reasonably acceptable to HDS.

        5.  HDS Stock.  For the purposes of this Agreement, HDS Stock issued
            ---------
prior to the Closing Date shall include shares issued as a stock dividend or stock split, or otherwise distributed by HDS to its stockholders without consideration, in respect of shares of HDS Stock previously issued prior to the Closing Date.

        6.  Availability of Rule 144.  HDS shall not be obligated to register
            ------------------------
shares of HDS Stock held by any Stockholder at any time when the resale provisions of Rule 144(K) (or any similar or successor provision) promulgated under the 1933 act are available to enable such Stockholder to sell all shares of HDS Stock issued prior to the Closing Date and then held by such Stockholder within a consecutive 90 day period.

        7.  Survival.  The provisions of this Agreement shall survive the
            --------
until December 31, 2002.

        8.  Counterparts.  This Agreement may be executed simultaneously in two
            ------------
(2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

        9.  Notices.  All notices and other communications required or permitted
            -------
hereunder shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by delivering the same in person to such party or to an officer or agent of such party or by facsimile transmission (followed by delivery by United States mail). The address of the Company shall be that of its principal executive offices and that of each respective stockholder shall be as set forth in the records of the Company or its transfer agents as the case may be.

        10.  Governing Law.  This Agreement shall be governed by and construed
             -------------
in accordance with the provisions of the laws of the State of California, without giving effect to laws concerning choice of law or conflicts of the law.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                         HOSPITALITY DESIGN & SUPPLY, INC.



                                         By  /s/ Roger Laverty, CEO
                                            ---------------------------------



                                         STOCKHOLDERS


                                          /s/ Ross Berner
                                         ------------------------------------
                                         ROSS BERNER


                                          /s/ Mark McKinney
                                         ------------------------------------
                                         MARK McKINNEY



                                          /s/ Roger Laverty
                                         ------------------------------------
                                         ROGER LAVERTY